Exhibit 99.1

Longwei Petroleum Received Non-Compliance Notice and Intends to Regain Compliance with NYSE MKT
Longwei will take further steps to defend itself and protect shareholder value

TAIYUAN CITY, China, February 12, 2013 /PRNewswire-Asia/ -- Longwei Petroleum Investment Holding Ltd. (NYSE MKT: LPH) (“Longwei” or the “Company”), an energy company engaged in the storage and distribution of finished petroleum products in the People’s Republic of China (“PRC”), announced that it has received notice from the NYSE MKT that the Company is not in compliance with Section 801(h) of the NYSE MKT Company Guide (the “Company Guide”) in that at least 50% of the directors on the Company’s Board of Directors are not independent and Section 803(B)(2)(c) of the Company Guide in that the Company has only one out of the requisite two members on its audit committee.  The Company’s non-compliance with these Sections is a result of the resignations of its former independent directors, Douglas Cole and Xue Xiaoping, as previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2013.

As previously stated, Longwei believes the Geo Investing report dated January 3, 2013 contains numerous errors of facts, misleading speculations and malicious interpretations of events. Nevertheless, in order to provide the highest level of transparency to its shareholders, the Company and its legal counsel in the U.S. and the PRC, as well as its auditor are reviewing the allegations and management is cooperating with the review process. The Company intends to take further action to defend itself.

Pursuant to Section 802(b) of the Company Guide, the Company has until the earlier of its next annual shareholders’ meeting or one year from the event that caused the failure to comply to regain compliance with NYSE MKT’s board independence requirements (provided, however, that if the annual shareholders’ meeting occurs no later than 180 days following the event that caused the failure to comply, the Company shall have 180 days from the date of such event to regain compliance).

Pursuant to Section 803(B)(6)(b), the Company will have until the earlier of its next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply to regain compliance with NYSE MKT’s audit committee composition requirement, provided, however, that if the Company’s annual shareholders; meeting occurs no later than 75 days following the event that caused the failure to comply, the Company shall instead have 75 days from the date of such event to regain compliance.

NYSE MKT has notified the Company that it will be included in the list of issuers that are not in compliance with the NYSE MKT’s continued listing standards within five days from the date of such notice.  The Company intends to regain compliance within the allotted timeframe.

The Company will continue to release additional information concerning the allegations in due course. Longwei is committed to providing full and accurate disclosure to investors and to rebutting any false claims that attempt to undermine confidence in the Company.

About Longwei Petroleum Investment Holding Limited

Longwei Petroleum Investment Holding Limited is an energy company engaged in the storage and distribution of finished petroleum products in the People's Republic of China. The Company's oil and gas operations consist of transporting, storing and selling finished petroleum products, entirely in the PRC. The Company's headquarters are located in Taiyuan City, Shanxi Province. The Company has a storage capacity for its products of 220,000 metric tons (“mt”) located at three storage facilities within Shanxi: Taiyuan, Gujiao and Huajie, which have an individual storage capacity of approximately 50,000mt, 70,000mt, and 100,000mt, respectively.  The Company has the necessary licenses to operate and sell petroleum products not only in Shanxi, but throughout the entire PRC. The Company's storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.

The Company seeks to earn profits by selling its products at competitive prices with timely delivery to transportation companies, coal mining operations, power supply customers, large-scale gas stations and small, independent gas stations. The Company also earns revenue from agency fees by acting as a purchasing agent for other intermediaries in Shanxi, and through limited sales of diesel and gasoline at two retail gas stations, each located at the Company's Taiyuan and Gujiao facilities. The Company seeks to continue to expand its customer base and distribution platform through the utilization of its large storage capacity, which allows the Company the flexibility to take advantage of pricing, supply and demand fluctuations in the marketplace.

Longwei was recently named to the Forbes list of “Asia’s 200 Best Under a Billion” from a universe of 15,000 companies.  Forbes ranked the companies based on sales growth, earnings growth and return on equity in the past 12 months and over three years.  As was reported, Longwei’s three-year track record is 45% sales growth, 28% earnings per share growth and 28% return on equity.  The Forbes article can be found at: http://www.forbes.com/sites/christinasettimi/2012/07/25/asias-200-best-under-a-billion.

For further information on Longwei, please visit http://www.longweipetroleum.com. You may register to receive the Company’s future press releases on the website under ‘Email Alert.’

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Longwei's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Longwei's operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:
Michael Toups, Chief Financial Officer
Tel: U.S. Office +1-727-641-1357
Email: mtoups@longweipetroleum.com
Web: http://www.longweipetroleum.com

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SOURCE: Longwei Petroleum Investment Holding Ltd.

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